Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contacts:
Mel Stephens
(248) 447-1624

Ed Lowenfeld
(248) 447-4380
Lear Completes North American Interior Business
Joint Venture with WL Ross and Franklin Mutual
     Southfield, Mich., April 2, 2007 — Lear Corporation [NYSE: LEA] today announced that it has completed the transfer of substantially all of the assets of its North American Interior business to International Automotive Components Group North America, Inc. (IAC North America).
     A wholly owned subsidiary of Lear contributed $27 million in cash for a 25% equity interest in the parent of IAC North America and warrants for an additional 7% of the current outstanding common equity. Under the terms of the agreement, Lear’s partners, WL Ross & Co. LLC (WL Ross) and Franklin Mutual Advisers, LLC (Mutual Series) contributed an aggregate of $81 million in cash for the remaining equity, and extended a $50 million term loan to IAC North America.
     “We are pleased to have completed the North American Interior business joint venture,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “Our focus going forward is to concentrate on delivering superior quality and service to our customers and to invest in further strengthening our core automotive Seating, Electronics and Electrical Distribution businesses.”
     Lear transferred to IAC North America substantially all of its Interior business in the U.S, Canada and Mexico, consisting of 26 manufacturing facilities as well as interests in two joint ventures in China, related to the production of instrument panels and cockpit systems, headliners and overhead systems, door panels and interior trim for various original equipment manufacturers. Annual net sales for Lear’s North American Interior business are about $2.5 billion. This transaction does not include any of Lear’s Seating, Electronics or Electrical Distribution businesses.
(more)
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seating systems, electronic products and electrical distribution systems. In 2006, Lear ranked #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 242 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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